Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer
SYNERGETICS REPORTS HIGHER NET INCOME
FOR FOURTH QUARTER AND FISCAL 2010

O’FALLON, Mo. — (October 12, 2010) — Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative microsurgical devices for ophthalmic and neurosurgical applications, today reported higher net income for the fourth quarter and fiscal year ended July 31, 2010. The Company reported fourth quarter 2010 net income increased to $1.0 million, or $0.04 per diluted share, compared with $87,000, or $0.00 per diluted share, in the fourth quarter of 2009, and net income rose to $5.7 million, or $0.23 per diluted share, in fiscal 2010 compared with $1.6 million, or $0.07 per diluted share, in fiscal 2009.
“We made substantial progress in improving the profitability of Synergetics in fiscal 2010 and reported the highest operating income and net income in our company’s history,” stated Dave Hable, President and CEO of Synergetics USA, Inc. “Our sales did not keep pace with our growth in net income due to lower sales of neurosurgery products during the transition from our direct sales force to our marketing partners and to lower sales of capital equipment products compared with fiscal 2009. These factors were more than offset by the growth in net income due to higher sales of disposable products across all major product lines and our continued focus on lean manufacturing to reduce costs. We are very positive about growing neurosurgery sales in the future through our marketing partners due to their greater penetration of both domestic and international markets.
“Our cash flows from operations, excluding one-time events, rose to $7.4 million in fiscal 2010 compared with $0.5 million in fiscal 2009,” continued Mr. Hable. “We used our improved cash flow to invest in key research and development projects and reduce our debt. We paid down over $9 million in debt with the assistance of $21.4 million in net funds received in the Alcon settlement and $1.5 million from the sale of the assets related to the Omni® product line to Stryker during fiscal 2010. We expect our strong balance sheet to accelerate our growth as we invest in development of new vitreoretinal and intracranial microsurgery products and pursue other market opportunities,” continued Mr. Hable.
Fourth Quarter Results
Fourth quarter 2010 sales were $13.1 million compared with $13.9 million in the fourth quarter of 2009. The decrease in fourth quarter sales from last year was due primarily to lower sales of capital equipment products and to lower sales arising from the transition of the majority of our neurosurgery direct sales to our marketing partners.
•	Ophthalmic sales rose 12.2% to $8.6 million in the fourth quarter of fiscal 2010 compared with $7.7 million in the fourth quarter of fiscal 2009. The growth in ophthalmic sales benefited from higher volume of disposable products and expansion into international markets.

•	Total neurosurgical sales, including sales to marketing partners, were $2.3 million in the fourth quarter of fiscal 2010 compared with $3.6 million for the same period in 2009. Direct neurosurgical sales declined to $0.4 million in the fourth quarter of fiscal 2010 compared with $3.6 million in the fourth quarter of fiscal 2009, primarily due to the transition of neurosurgical sales to marketing partners. Neurosurgical sales to our marketing partners totaled $1.9 million in the fourth quarter of fiscal 2010. Codman began selling Synergetics’ proprietary disposable bipolar forceps in domestic markets effective December 1, 2009, and expanded sales to international markets effective February 1, 2010. Stryker began selling disposable ultrasonic tips and tubing sets effective April 1, 2010.

•	Total OEM sales were $2.1 million compared with $2.5 million in the fourth quarter of fiscal 2009. There were no sales to Alcon in the fourth quarter of fiscal 2010. Sales to Alcon are expected to begin in fiscal 2011.
“We expect our sales to gain momentum in fiscal 2011 due to the expanded distribution network through our marketing partners,” continued Mr. Hable. “We have partnered with Codman and Stryker, leading companies in the
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SURG Reports Higher Net Income For Fourth Quarter and Fiscal 2010

October 12, 2010
neurosurgical field, to market our products in domestic and international markets. We remain positive about building our market share in the neurosurgical markets with these new agreements. In addition, we expect sales to Alcon to ramp up in fiscal 2011 while leveraging our direct ophthalmic distribution network to build market share.”
Gross profit for the fourth quarter totaled $7.5 million, or 57.7% of sales, compared with $7.1 million, or 51.0% of sales, in the fourth quarter of 2009. Gross profit as a percentage of net sales for the fourth quarter of fiscal 2010 increased approximately 6.7 percentage points compared to the fourth quarter of fiscal 2009, primarily due to improved product mix and lower costs arising from the Company’s lean manufacturing initiatives. The 2009 results included a one-time inventory write-down of $826,000 that was included in the 2009 cost of sales and reduced gross profit margin by 5.9% of sales.
Operating income for the fourth quarter of fiscal 2010 was $1.5 million compared with $176,000 in the fourth quarter last year. The increase in operating income benefited from lower manufacturing costs and lower sales and marketing expenses as sales of neurosurgery products were transitioned to marketing partners compared with the fourth quarter of the prior year.
“Our research and development (“R&D”) activities were realigned last year to focus on those projects with the most revenue potential,” noted Mr. Hable. “As a result, we reduced the number of projects so that our R&D resources are more focused on key product initiatives and bringing products more quickly to market. We have a number of exciting products under development for the vitreoretinal and intracranial microsurgery markets that have the potential of broadening our sales base and extending our product lines.”
Selling and marketing expenses were down $762,000 in the fourth quarter of 2010 to $2.8 million compared with $3.5 million in the fourth quarter of 2009. The decrease is due primarily to a 10% reduction in the workforce, including the majority of the Company’s direct neurosurgical sales force. Neurosurgical sales were transitioned to external partners that had greater sales and marketing resources. The realignment was part of Synergetics’ strategy to increase profitability by eliminating a substantial portion of commercial expenses associated with the direct distribution of neurosurgical products.
Fourth quarter 2010 net income increased to $1.0 million, or $0.04 per diluted share, compared with net income of $87,000, or $0.00 per diluted share, in the fourth quarter of 2009. The growth in net income benefited from an improvement in gross profit and lower sales and marketing expenses compared with the fourth quarter of fiscal 2009. The 2009 results included a tax benefit of $46,000 compared with a $425,000 provision for income taxes in the fourth quarter of 2010.
Fiscal Year Results
Total net sales for fiscal year 2010 were $52.1 million, down 1.7% compared with $53.0 million in fiscal 2009. The decline in sales was due primarily to lower sales arising from the transition of the majority of our neurosurgery direct sales to our marketing partners and to lower sales of capital equipment products.
Net income for fiscal 2010 rose to $5.7 million, or $0.23 per diluted share, compared with $1.6 million, or $0.07 per diluted share, in fiscal 2009. The fiscal 2009 results included a charge of $975,000, or $0.03 per diluted share, primarily related to a write-down of inventory. The 2010 results included a one-time gain of $817,000 from the sale of the assets related to the Omni® product line to Stryker and $2.4 million in settlement gain from Alcon.
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SURG Reports Higher Net Income For Fourth Quarter and Fiscal 2010

October 12, 2010
•	Total ophthalmic sales rose 5.7% to $31.7 million for fiscal 2010 compared with $30.0 million in fiscal 2009. The growth in ophthalmic sales benefited from the sales of disposable products.

•	Total neurosurgical sales, including sales to marketing partners, were down 11.4% to $12.4 million for fiscal 2010 compared with $14.0 million for fiscal 2009. Direct neurosurgical sales fell $5.8 million, or 41.5%, to $8.2 million in fiscal 2010 compared to fiscal 2009. This decline in neurosurgical sales was the result of the transition from direct sales to Codman and Stryker under newly-signed marketing partner agreements. Sales to our domestic marketing partners comprised $4.2 million of sales in fiscal 2010, partially offsetting the loss in neurosurgery sales.

•	Total OEM sales were down 7.7% to $7.9 million compared with $8.5 million in fiscal 2009.
Conference Call Information
Synergetics USA, Inc. will host a conference call on Wednesday, October 13, 2010, at 10:30 a.m. Eastern Time. The toll free dial-in number to listen and participate live on this call is (800) 447-0521, confirmation code 27847003. For callers outside the U.S., the number is (847) 413-3238. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. The conference call will also be simulcast live at http://www.synergeticsusa.com. An online replay will be available on the Company’s website for approximately 30 days.
About Synergetics USA, Inc.
Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative microsurgical instruments, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform microsurgery around the world to provide a better quality of life for their patients.
Synergetics USA, Inc. (the “Company”) is a leading supplier of precision microsurgery instrumentation. The Company’s primary focus is on the microsurgical disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, microsurgical, hand-held instruments and the delivery of various energy modalities for the performance of less invasive microsurgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company’s website address is http://www.synergeticsusa.com.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2010, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
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SURG Reports Higher Net Income For Fourth Quarter and Fiscal 2010

October 12, 2010
Synergetics USA, Inc. and Subsidiaries
Consolidated Statements of Income
Fiscal Quarters Ended July 31, 2010 and 2009
(Dollars in thousands, except share and per share data)

	July 31, 2010	July 31, 2009
Net Sales	$13,056	$13,906
Cost of sales	5,520	6,813

Gross profit	7,536	7,093

Operating expenses
Research and Development	688	751
Selling	2,759	3,521
General and administrative	2,617	2,645

	6,064	6,917

Operating income	1,472	176

Other income (expense)
Investment income	36	2
Interest expense	(79)	(141)
Miscellaneous	1	4

	(42)	(135)

Income before provision for income taxes	1,430	41
Provision for income taxes	425	(46)

Net income	$1,005	$87

Earnings per share:
Basic	$0.04	$0.00

Diluted	$0.04	$0.00

Basic weighted average common shares outstanding	24,735,422	24,454,256
Diluted weighted average common shares outstanding	24,827,641	24,472,354
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SURG Reports Higher Net Income For Fourth Quarter and Fiscal 2010

October 12, 2010
Synergetics USA, Inc. and Subsidiaries
Consolidated Statements of Income
Fiscal Years Ended July 31, 2010, 2009 and 2008
(Dollars in thousands, except share and per share data)

	2010	2009	2008
Net sales	$52,075	$52,965	$50,063
Cost of sales	22,166	23,550	20,101

Gross profit	29,909	29,415	29,962

Operating expenses
Research and development	3,008	2,998	2,654
Selling	11,958	14,262	12,601
General and administrative	8,903	9,030	9,499

	23,869	26,290	24,754

Operating income	6,040	3,125	5,208

Other income (expenses)
Investment income	38	5	6
Interest expense	(491)	(763)	(1,129)
Settlement gain	2,398	—	—
Gain on sale of product line	817	—	—
Miscellaneous	23	3	17

	2,785	(755)	(1,106)

Income before provision for income taxes	8,825	2,370	4,102
Provision for income taxes	3,092	775	1,439

Net income	$5,733	$1,595	$2,663

Earnings per share:
Basic	$0.23	$0.07	$0.11

Diluted	0.23	0.07	0.11

Basic weighted average common shares outstanding	24,618,403	24,459,749	24,321,713
Diluted weighted average common shares outstanding	24,672,605	24,493,263	24,474,840
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SURG Reports Higher Net Income For Fourth Quarter and Fiscal 2010

October 12, 2010
SYNERGETICS USA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
July 31, 2010 and 2009
(Dollars in thousands, except share information)

	2010	2009
Assets
Current Assets
Cash and cash equivalents	$18,669	$160
Accounts receivable, net of allowance for doubtful accounts of $282 and $330, respectively	9,056	9,105
Inventories	11,891	15,025
Prepaid expenses	792	414
Deferred income taxes	658	654

Total current assets	41,066	25,358
Property and equipment, net	8,044	7,914
Intangible and other assets
Goodwill	10,690	10,690
Other intangible assets, net	12,353	13,135
Deferred expenses	—	2
Patents, net	870	918
Cash value of life insurance	72	63

Total assets	$73,095	$58,080

Liabilities and stockholders’ equity
Current Liabilities
Excess of outstanding checks over bank balance	$—	$75
Lines-of-credit	—	5,035
Current maturities of long-term debt	1,398	1,856
Current maturities of revenue bonds payable	116	249
Accounts payable	1,800	1,822
Accrued expenses	2,624	2,874
Income taxes payable	11	37
Deferred revenue	400	—

Total current liabilities	6,349	11,948

Long-Term Liabilities
Long-term debt, less current maturities	939	2,665
Revenue bonds payable, less current maturities	1,612	3,414
Deferred revenue	18,630	—
Deferred income taxes	1,339	1,923

Total long-term liabilities	22,520	8,002

Total liabilities	28,869	19,950

Commitments and contingencies
Stockholders’ Equity
Common stock at July 31, 2010 and July 31, 2009, $0.001 par value, 50,000,000 shares authorized; 24,772,155 and 24,454,256 shares issued and outstanding, respectively	25	24
Additional paid-in capital	24,905	24,520
Retained earnings	19,319	13,586
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(23)	—

Total stockholders’ equity	44,226	38,130

Total liabilities and stockholders’ equity	$73,095	$58,080

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